CONFORMED COPY

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

January 26, 2000

and amended and restated as of

December 20, 2002

among

DELHAIZE AMERICA, INC.,

The SUBSIDIARY GUARANTORS Party Hereto,

The LENDERS Party Hereto,

and

JPMORGAN CHASE BANK,
as Issuing Bank and as Administrative Agent

$350,000,000 5-YEAR REVOLVING CREDIT FACILITY

J.P. MORGAN SECURITIES INC.,
as Lead Arranger and Bookrunner

BANK OF AMERICA, N.A.,
CITIBANK, N.A.
and
WACHOVIA SECURITIES, INC.,
as Co-Arrangers

i

SCHEDULES:
Schedule 2.01	Commitments
Schedule 3.14	Subsidiaries of Borrower
Schedule 6.01	Existing Liens

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Opinion of Borrower’s External Counsel
Exhibit B-2	Form of Opinion of Borrower’s Internal Counsel
Exhibit C	Form of Security Agreement

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 26, 2000 and amended and restated as of December 20, 2002 among DELHAIZE AMERICA, INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, as Issuing Bank and as Administrative Agent.

     WHEREAS, on January 26, 2000, the Borrower, the Lenders and the Administrative Agent (as defined below) entered into a $500,000,000 5-Year Revolving Credit Agreement (as amended immediately prior to the Effective Date (as defined below), the “Original Credit Agreement”); and

     WHEREAS, the Borrower, the Majority Lenders under the Original Credit Agreement and the Administrative Agent party wish to amend and restate the Original Credit Agreement as set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders under the Loan Documents.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Agreement” means the Original Credit Agreement as amended and restated by this Amended and Restated 5-Year Revolving Credit Agreement and as the same may be further amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

     “Amended and Restated Credit Agreement” means this Amended and Restated 5-Year Revolving Credit Agreement dated as of December 20, 2002 among the Borrower, the Subsidiary Guarantors party hereto, the Lenders party hereto, the Issuing Bank and the Administrative Agent.

     “Amortization” means for any period the sum of all amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

     The “Applicable Asset Coverage Amount” applicable on any date shall be the Asset Coverage Amount as set forth in the certificate most recently delivered on or prior to such date pursuant to Section 5.01(c).

     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

S&P/Moody's	ABR	Eurodollar	Commitment
Index Debt Ratings:	Spread	Spread	Fee Rate

Category 1 BBB-/Baa3 or higher	0.75%	1.75%	0.375%

Category 2 BB+/Ba1	1.25%	2.25%	.50%

Category 3 Below	1.50%	2.50%	.50%

     In addition, if on any date the total Revolving Credit Exposures exceed 33% of the aggregate amount of the Commitments (or, if the Commitments shall have terminated, the Revolving Credit Exposure on such date) and (ii) Category 1 ratings, Category 2 ratings or Category 3 ratings are applicable on such date, the “ABR Spread” and the “Eurodollar Spread” will each be increased by .125%.

     For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 3; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the lower of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     “Asset Coverage Amount” means, on any date, an amount equal to 50% (such percentage, the “Advance Rate”) of the excess of (x) Inventory Value of Eligible Inventory over (y) the Inventory Reserves, in each case determined as of such date. The Administrative Agent may, in its reasonable discretion to be exercised in accordance with asset-based lending industry standards and the customary credit policies of the Administrative Agent, from time to time, after consultation with the Borrower, decrease the Advance Rate, and any such decrease shall not require the consent of the Borrower or any Lender.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

     “Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate. As used in this definition, “Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” means Delhaize America, Inc., a North Carolina corporation.

     “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Capital Stock” means any capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

     “Capitalized Lease” means any lease which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

     “Cash Collateral Account” has the meaning set forth in the Security Agreement.

     “Cash Equivalents” means:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least P-1 by Moody’s or A-1 by S&P;

(iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(iv) investments consisting of cash deposits in operating accounts maintained by the Borrower or any Subsidiary; and

(v) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

     “Change in Control” means (a) the failure of the Parent or any wholly-owned subsidiary of the Parent to own, directly or indirectly, beneficially or of record, shares representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) nominated by the board of directors of the Borrower, (ii) appointed by directors so nominated or (iii)

nominated by the Parent; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Parent or any wholly-owned subsidiary of the Parent.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or the Issuing Bank or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Charges” has the meaning set forth in Section 9.13.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral” has the meaning set forth in the Security Agreement.

     “Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) if such Loan Party is the Borrower or a Subsidiary Lien Grantor, a counterpart of the Security Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a Security Agreement Supplement, in the form specified in the Security Agreement, duly executed and delivered on behalf of such Loan Party, pursuant to which such Loan Party agrees to be a “Subsidiary Guarantor” hereunder and be bound by the provisions of this Agreement (including without limitation the Subsidiary Guarantee) and, if such Loan Party is to be a Subsidiary Lien Grantor, agrees to be a “Lien Grantor” under the Security Agreement and be bound by the provisions thereof;

(b) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(c) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Loan Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(d) each Loan Party shall have taken all other action required under the Security Documents to which it is party to perfect, register and/or record the Liens granted by it thereunder.

     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

     “Consolidated” means, when used in connection with any defined term, and not otherwise defined, such term as it applies to the Borrower and its Subsidiaries on a consolidated basis, after eliminating all intercompany items.

     “Consolidated Adjusted Debt” means at any date (i) the Debt of the Borrower and its Consolidated Subsidiaries plus (ii) 8 times Rentals (but excluding any payments with respect to a Capital Lease to the extent such Capital Lease is included in clause (i)) payable by the Borrower and its Consolidated Subsidiaries for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date, determined on a consolidated basis as of such date.

     “Consolidated EBITDA” for any period means the sum of (i) Consolidated Net Income for such period plus, in each case to the extent deducted in determining such Consolidated Net Income and without duplication, (ii) Consolidated Interest Expense for such period, (iii) Consolidated Depreciation expenses of the Borrower and its Consolidated Subsidiaries, (iv) Consolidated Amortization expenses of the Borrower and its Consolidated Subsidiaries, and (v) all federal, state, local and foreign income taxes of the Borrower and its Consolidated Subsidiaries.

     “Consolidated EBITDAR” for any period means the sum of (i) Consolidated Net Income for such period plus, in each case to the extent deducted in determining such Consolidated Net Income and without duplication, (ii) Consolidated Depreciation expenses of the Borrower and its Consolidated Subsidiaries, (iii) Consolidated Amortization expenses of the Borrower and its Consolidated Subsidiaries, (iv) all federal, state, local and foreign income taxes of the Borrower and its Consolidated Subsidiaries, and (v) Consolidated Fixed Charges.

     “Consolidated Fixed Charges” for any period means, without duplication, on a consolidated basis the sum of (i) all Rentals payable during such period by the Borrower and its Consolidated Subsidiaries, and (ii) Consolidated Interest Expense for such period.

     “Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

     “Consolidated Net Income” for any period means the gross revenues of the Borrower and its Consolidated Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any unusual or extraordinary gains or losses on the sale or other disposition of investments (excluding Cash Equivalents) or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Consolidated Subsidiary accrued prior to the date it became a Consolidated Subsidiary;

(d) net earnings and losses of any corporation (other than a Consolidated Subsidiary) substantially all the assets of which have been acquired in any manner by the Borrower or any Consolidated Subsidiary, realized by such corporation prior to the date of such acquisition;

(e) net earnings and losses of any corporation (other than a Consolidated Subsidiary) with which the Borrower or a Consolidated Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Consolidated Subsidiary prior to the date of such consolidation or merger;

(f) net earnings and losses of any business entity (other than a Consolidated Subsidiary) in which the Borrower or any Consolidated Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Consolidated Subsidiary in the form of cash distributions;

(g) any portion of the net earnings and losses of any Consolidated Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Consolidated Subsidiary;

(h) earnings resulting from any reappraisal, revaluation, write-up or write-down of assets;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the acquisition of any Capital Stock;

(k) any reversal of any contingency reserve except to the extent that provision for such contingency reserve shall have been made from income arising during such period; provided that any reversal of a contingency reserve from a prior period shall only be excluded from Consolidated Net Income to the extent that the aggregate amount of such reversals exceeds $10,000,000 during the immediately preceding four Fiscal Quarters;

(l) any other unusual or extraordinary gain or loss; and

(m) to the extent not excluded pursuant to any of the foregoing clauses, any material non-cash, non-recurring gain or loss.

     “Consolidated Subsidiary” means, at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

     “Consolidated Total Assets” means at any time the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iv) all Capital Lease Obligations, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Depreciation” means for any period the sum of all depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in written materials designated as “Disclosed Matters” by the Borrower and delivered to the Administrative Agent and the Lenders on or prior to December 31, 2002.

     “Dollars” or “$” refers to lawful money of the United States of America.

     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

     “Eligible Inventory” means, at any date of determination thereof, all Inventory owned by Lien Grantors and located in any jurisdiction in the United States of America; provided that the following Inventory of any Lien Grantor shall not be Eligible Inventory:

(a) Inventory not subject to the Transaction Liens or not owned by Lien Grantor free and clear of all Liens and rights of others (except the Transaction Liens and Permitted Encumbrances);

(b) Inventory not located on premises owned or leased by a Lien Grantor;

(c) Inventory (x) placed by a Lien Grantor on consignment, (y) held by a Lien Grantor on consignment from another Person or (z) which is in transit;

(e) Inventory which in any way fails to meet or violates any warranty, representation or covenant contained in any other Loan Document;

(f) Inventory constituting supplies, packaging or shipping materials, cartons, repair parts, labels, demonstrations, displays or miscellaneous spare parts;

(g) Inventory (x) designated by a Lien Grantor as, or which in Administrative Agent’s good faith judgment is, damaged, defective, rejects, obsolete, unmarketable, shopworn or not in good condition, or not otherwise saleable in the ordinary course of business, (y) which is discontinued or marked “return to vendor” or (y) for which the expiration date has past;

(h) Inventory to the extent the Inventory Value thereof includes intercompany profit or transfer pricing;

(i) Inventory constituting any perishable product, including, without limitation, deli, dairy, bakery, fresh or frozen vegetables, produce, fresh or frozen seafood, meat or meat products, or flora;

(j) Inventory constituting pharmaceutical products, books, magazines and seasonal or packaway items;

(k) except as otherwise agreed to by the Administrative Agent, Inventory consisting of any product which, for any reasons, the Administrative Agent would be restricted from selling (including, without limitation, alcoholic beverages) or which buyers may be restricted from buying, whether from a Lien Grantor, the Administrative Agent or any other person; or

(l) Inventory not otherwise acceptable to the Administrative Agent in its sole discretion.

The Administrative Agent may, in its reasonable discretion to be exercised in accordance with asset-based lending industry standards and the customary credit policies of the Administrative Agent, from time to time, after consultation with the Borrower, modify any of the foregoing exceptions from “Eligible Inventory” or add additional exceptions from “Eligible Inventory” if the result of any such modification or addition is to reduce the aggregate amount of Inventory that would constitute Eligible Inventory on any date. Any such modification or addition shall not require the consent of the Borrower or any Lender.

     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     “Event of Default” has the meaning assigned to such term in Article 7.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under the Loan Documents, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or the Issuing Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

     “Existing Public Debt” means the Borrower’s $150,000,000 aggregate principal amount of 7.55% Notes due 2007 and its $150,000,000 aggregate principal amount of 8.05% Notes due 2027.

     “Farmer’s Lien” means any Lien (including any trust or other arrangement in the nature of a Lien) for the benefit of producers, suppliers or sellers of livestock, poultry, fruits, vegetables or other farm products that operates to create a first priority Lien in favor of such producers, suppliers or sellers (or agents or assignees thereof) covering farm products (and the products and proceeds thereof), to secure the unpaid purchase price of such farm products, including the trusts established by Sections 196 and 197 (or any successor provisions) of the PSA, the trust established by Section 499e (or any successor provision) of the PACA and any equivalent applicable state laws.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

     “Fiscal Quarter” means any fiscal quarter of the Borrower.

     “Fiscal Year” means any fiscal year of the Borrower.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “GAAP” means generally accepted accounting principles in the United States of America.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Guaranteed Obligations” means, with respect to each Subsidiary Guarantor, (i) all principal of, premium and interest on all Loans (including, without limitation, any interest (“Post-Petition Interest”) which accrues (or which would accrue but for such case, proceeding or action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) on all Loans), (ii) all unreimbursed LC Disbursements and interest thereon (including, without limitation, Post-Petition Interest thereon), (iii) all other amounts payable by the Borrower from time to time pursuant to the Loan Documents (including, without limitation, any Post-Petition Interest with respect to such amounts), and (iv) any renewals, refinancings or extensions of any of the foregoing (including, without limitation, any Post-Petition Interest).

     “Guaranteed Parent Indebtedness” means any Indebtedness of the Parent that is guaranteed by the Borrower.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitee” has the meaning set forth in Section 9.03(b).

     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than Subsidiaries) or subject to any other credit enhancement.

     “Information” has the meaning set forth in Section 9.12.

     “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Inventory” has the meaning set forth in Article 9 of the UCC (as defined in the Security Agreement).

     “Inventory Reserves” means, on any date of determination, the sum of

     (a)  the aggregate reserve for discrepancies that arise with respect to Eligible Inventory of each Lien Grantor on hand as a result of such Lien Grantor’s accounting system and physical counts of such Eligible Inventory, which reserve shall be expressed as a dollar amount and shall be calculated, on any date of determination thereof, in a manner consistent with such Lien Grantor’s accounting practices as in effect on the Effective Date, as follows: (i) the percentage variance resulting from the most recent physical count of such Lien Grantor’s Inventory conducted by such Lien Grantor on or prior to such date of determination times (ii) (x) for such Lien Grantor’s stores, total aggregate sales of such store since the most recent physical count of such Lien Grantor’s Inventory or (y) for such Lien Grantor’s distribution centers, the Inventory Value of such distribution center’s Eligible Inventory;

     (b)  the aggregate reserve for gift card liabilities in an amount equal to the amount of such liabilities most recently accounted for by each Lien Grantor in a manner consistent with its accounting practices as in effect on the Effective Date;

     (c)  the aggregate reserve for cigarette tax stamp liability, in an amount equal to the amount of such liability most recently accounted for by each Lien Grantor in a manner consistent with its past accounting practices as in effect on the Effective Date;

     (d)  the aggregate reserve equal to rent expense for the period of three consecutive calendar months for each Lien Grantor’s leased facilities (calculated beginning with the calendar month immediately following the calendar month in which such date of determination falls); and

     (e)  the aggregate reserve for Farmer’s Liens arising under PACA in an amount equal to the aggregate amount of accounts payable owed by each Lien Grantor to sellers of perishable agricultural commodities with terms of 30 days (after such Lien Grantor’s receipt and acceptance of such commodities) or less which accounts payable are outstanding as of such date of determination.

     The Administrative Agent may, in its reasonable discretion to be exercised in accordance with asset-based lending industry standards and the customary credit policies of the Administrative Agent, from time to time, after consultation with the Borrower modify any of the foregoing reserves to be included in “Inventory Reserves” or add additional reserves to be included in “Inventory Reserves” if the result of any such modification or addition is to increase the aggregate amount of Inventory Reserves on any date. Any such modification or addition shall not require the consent of the Borrower or any Lender.

     “Inventory Value” means, on any date, with respect to any Inventory of any Lien Grantor, the value of such Inventory measured at cost and (x) with respect to any Inventory held at distribution centers owned by such Lien Grantor, as set forth in such Lien Grantor’s most recent perpetual inventory report prepared in a manner consistent with its Base Inventory Report or (y) with respect to any other Inventory, as set forth in such Lien Grantor’s most recent stock ledger with respect to the store in which such Inventory is located, prepared and maintained in a manner consistent its Base Stock Ledger. For purposes of this definition, “Base Inventory Report” means, with respect to any Lien Grantor, the perpetual inventory report most recently prepared by such Lien Grantor prior to the Closing Date and delivered to the Administrative Agent; and “Base Stock Ledger” means, with respect to any store in which any Inventory of any Lien Grantor is located, the stock ledger for such store most recently prepared by such Lien Grantor prior to the Closing Date and delivered (or described) to the Administrative Agent. The Administrative Agent may, in its reasonable discretion to be exercised in accordance with asset-based lending industry standards and the customary credit policies of the Administrative Agent, from time to time, after consultation with the Borrower, modify the manner of determination of “Inventory Value” with respect to one or more categories of Inventory if the result of any such modification is to reduce the Inventory Value of such Inventory. Any such modification shall not require the consent of the Borrower or any Lender.

     “Issuing Bank” means JPMCB and any other Lender who agrees to act as an Issuing Bank hereunder (with the consent of the Borrower and the Administrative Agent), in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “JPMCB” means JPMorgan Chase Bank.

     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

     “Lien Grantor” means the Borrower and each Subsidiary Lien Grantor.

     “Loan Documents” means this Agreement and the Security Documents.

     “Loan Party” means the Borrower or any Subsidiary Guarantor.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     “Majority Lenders” means, at any time, Lenders having Commitments representing more than 50% of the aggregate amount of the Commitments at such time (or, if the Commitments shall have terminated, Lenders holding Revolving Credit Exposures representing more than 50% of the total Revolving Credit Exposures at such time).

     “Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the

Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under the Loan Documents.

     “Material Indebtedness” means Indebtedness, or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

     “Maturity Date” means July 31, 2005.

     “Maximum Rate” has the meaning set forth in Section 9.13.

     “Medium Term Notes” means the medium term notes of the Borrower having interest rates ranging from 8.53% to 8.73% with due dates ranging from 2003 to 2006 and having an aggregate principal balance of $16,000,000.

     “Minority Interests” means any shares of stock of any class of a Consolidated Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Consolidated Subsidiaries.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Operating Lease” means any lease other than a Capitalized Lease.

     “Original Credit Agreement” has the meaning set forth in the first WHEREAS clause.

     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

     “PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C.A. § 499 and any successor statute.

     “Parent” means Etablissements Delhaize Freres et Cie “Le Lion” S.A., a Belgian corporation.

     “Participant” has the meaning set forth in Section 9.04(e).

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments and other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04, but excluding Farmer’s Liens;

(c) Liens granted to a landlord pursuant to a lease to secure the obligations of the lessee under such lease which apply only to property or assets of the lessee located at the leased premises;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds (so long as, with respect to any such appeal bonds posted with respect to any judgment, no Event of Default then exists under Section 7.01(k)), performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) judgment liens provided no Event of Default then exists under Section 7.01(k);

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(h) Liens approved by the Administrative Agent in its sole discretion as contemplated by Section 4.02(b).

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “PSA” means the Packers and Stockyards Act, 7 U.S.C.A. §§ 181 et seq. and any successor statute.

     “Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

     “Register” has the meaning set forth in Section 9.04(c).

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Consolidated Subsidiary, as lessee or sublessee under an Operating Lease or Capitalized Lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Restricted Debt Payment” means any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt or Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Debt or Indebtedness.

     “Restricted Equity Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest.

     “Restricted Guaranty” means any Indebtedness of the Borrower constituting a Guarantee of Indebtedness of the Parent.

     “Revolving Borrowing” means a Borrowing made pursuant to Section 2.03.

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

     “Revolving Loan” means a Loan made under the Commitments pursuant to Section 2.03.

     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

     “Security Agreement” means the Security Agreement among the Loan Parties and the Administrative Agent, dated the Effective Date, and substantially in the form of Exhibit C.

     “Security Agreement Supplement” has the meaning set forth in the Security Agreement.

     “Security Documents” means the Security Agreement and each other security agreement, instrument or document executed and delivered pursuant to Sections 5.10 and 5.11 to secure any of the obligations of the Loan Parties under the Loan Documents.

     “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its subsidiaries, taken as a whole, will, as of such date, exceed the amount that will be required to pay all “liabilities of such Person and its subsidiaries, taken as a whole, contingent or otherwise”, as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (b) such Person and its subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital with which to conduct their businesses, taking into account the particular capital requirements of such Person and its projected capital requirements and availability and (c) such Person and its subsidiaries, taken as a whole, will be able to pay their debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and its subsidiaries, taken as a whole, and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person and its subsidiaries, taken as a whole. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

     “Subsidiary” means any subsidiary of the Borrower.

     “Subsidiary Guarantor” means any of (i) Food Lion, LLC, a North Carolina limited liability company, (ii) Kash n’ Karry Food Stores, Inc. a Delaware corporation, (iii) Hannaford Bros. Co., a Maine corporation, (iv) Boney Wilson & Sons, Inc., a North Carolina corporation, (v) FL Food Lion, Inc., a Florida corporation, (vi) Hannaford Procurement Corp., a Maine corporation, (vii) Hannbro Company, a Maine corporation, (viii) Martin’s Foods of South Burlington, Inc., a Vermont corporation, (ix) Risk Management Services, Inc., a North Carolina corporation, (x) Shop ‘n Save-Mass., Inc., a Massachusetts corporation and (xi) any other Subsidiary which becomes a Subsidiary Guarantor pursuant to Section 5.10.

     “Subsidiary Guarantee” means, with respect to each Subsidiary Guarantor, its Guarantee provided pursuant to Article 10 of this Agreement or pursuant to Section 1 of a Security Agreement Supplement.

     “Subsidiary Lien Grantor” has the meaning set forth in Section 1 of the Security Agreement.

     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

     “Transaction Liens” means the Liens created under the Security Documents.

     “Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the granting of the Liens pursuant to the Security Agreement and all other transactions contemplated by the Loan Documents.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Section 1.02. Classification of Loans and Borrowing. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

     Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b)any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
THE CREDITS

     Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender with a Commitment agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (x) in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (y) the aggregate Revolving Credit Exposure for all Lenders exceeding the Applicable Asset Coverage Amount applicable as of such date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

     Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

     (b)     Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     (c)     At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000 (or, if less, the unused portion of the Commitments). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.

     (d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

     If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     Section 2.04. Reserved.

     Section 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e) shall be remitted by the Administrative Agent to the Issuing Bank.

     (b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     Section 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

     (b)     To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

     (c)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

     If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     (d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an

Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     Section 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

     (b)     The Borrower may at any time terminate, or from time to time reduce, the Commitments in excess of the then total Revolving Credit Exposures; provided that each reduction of any Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000.

     (c)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

     Section 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender with a Commitment the then unpaid principal amount of such Lender’s Revolving Loans on the Maturity Date.

     (b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     (e)     Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     Section 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

     (b)     The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

     (c)     If on any date the aggregate Revolving Credit Exposure for all Lenders exceeds the Applicable Asset Coverage Amount applicable of such date, no later than the third Business Day thereafter, the Borrower shall apply an amount equal to such excess in the following order of priority: (i) first to prepay its Revolving Loans and (ii) second to cash collateralize the aggregate LC Exposure (by depositing an amount equal to such excess in its Cash Collateral Account).

     Section 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount by which such Lender’s Commitment exceeds the aggregate amount of such Lender’s outstanding Revolving Credit Exposure during the period from and including the Effective Date but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the date on which the Commitments terminate; provided that any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (c)   The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

     (d)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     Section 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

     (b)     The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

     (c)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

     (d)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

     (e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     Section 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

     (b)     the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

     then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

     Section 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

     and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b)     If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank’s or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c)     A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

     (d)     Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank (or such Lender’s or the Issuing Bank’s holding company) pursuant to this Section for any increased costs or reductions incurred more than ninety days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention, as the case may be, to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof.

     Section 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow any Eurodollar Loan, convert any ABR Loan into a Eurodollar Loan, continue any Eurodollar Loan or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(b) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

     Section 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b)     In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c)     Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the

Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

     (d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the relevant Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e)     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. No Loan Party shall be obligated to make any payments to a Foreign Lender pursuant to Section 2.15(a)to the extent that such Indemnified Taxes or Other Taxes became payable as a consequence of such Foreign Lender having failed to comply with this Section 2.15(e).

     (f)     If any Lender or the Issuing Bank shall become aware that it is entitled to receive a refund or credit (such credit to include any increase in any foreign tax credit) as a result of Indemnified Taxes (including any penalties or interest with respect thereto) as to which it has been indemnified by a Loan Party pursuant to this Section 2.15(f), it shall promptly notify the Borrower and such Loan Party of the availability of such refund or credit and shall, within 30 days after receipt of a request by such Loan Party, apply for such refund or credit at the Loan Parties’ expense, and in the case of any application for such refund or credit by a Loan Party, shall, if legally able to do so, deliver to the Borrower and such Loan Party such certificates, forms or other documentation as may be reasonably necessary to assist such Loan Party in such application. If any Lender or the Issuing Bank receives a refund or credit (such credit to include any increase in any foreign tax credit) in respect to any Indemnified Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.15, it shall promptly notify the Borrower of such refund or credit and shall, within 30 days after receipt of such refund or the benefit of such credit (such benefit to include any reduction of the taxes for which any Lender or the Issuing Bank would otherwise be liable due to any increase in any foreign tax credit available to such Lender or the Issuing Bank), repay the amount of such refund or benefit of such credit (with respect to the credit, as determined by the Lender in its sole judgment) to such Loan Party (to the extent of amounts that have been paid by such Loan Party under this Section 2.15 with respect to Indemnified Taxes giving rise to such refund or credit), plus any interest received with respect thereto, net of all reasonable out-of-pocket expenses of such Lender or the Issuing Bank, as the case may be, and without interest (other than interest actually received from the relevant taxing authority or other Governmental Authority with respect to such refund or credit); provided, however, that each Loan Party, upon the request of such Lender or the Issuing Bank, as the case may be, agrees to return the amount of such refund or benefit of such credit (plus interest) to such Lender or the Issuing Bank in the event such Lender or the Issuing Bank is required to repay the amount of such refund or benefit of such credit to the relevant taxing authority or other Governmental Authority.

     Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Road, 10th Floor, Houston, Texas 77002, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 and payments to be made directly to the Issuing Bank shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

     (b)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c)     If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, as the case may be, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

     (e)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

     Section 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b)     If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. A Lender shall not be required to pay any fee to the Administrative Agent in connection with such assignment and delegation (any such fee to be paid by the Borrower or the assignee).

     Section 2.18. Letters of Credit. (a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

     (b)     To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall deliver such notice to the Lenders. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $35,000,000, (ii) the aggregate Revolving Credit Exposures of all Lenders shall not exceed the total Commitments and (iii) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Applicable Asset Coverage Amount applicable as of such date.

     (c)     Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

     (d)     By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e)   If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.03 with respect to Loans made by such Lender (and Section 2.03 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

     (f)     The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g)     The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative

Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

     (h)     If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

     (i)     The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     (j)     If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of

Article 7. Such deposit shall be held by the Administrative Agent as Collateral in accordance with the Security Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

     Each Loan Party represents and warrants to the Lenders and the Issuing Bank that:

     Section 3.01. Organization; Powers. Each Loan Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     Section 3.02. Authorization; Enforceability. The Transactions to be consummated by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of this Agreement and the other Loan Documents executed and delivered in connection with the Transactions has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such consents, approvals, registrations or filings as have been obtained or made and are in full force and effect, other than (i) filings to effect and maintain the perfection of the Transaction Liens, (ii) routine filings made with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and (iii) filings to maintain corporate good standing and routine licenses, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under (i) any indenture, agreement or instrument relating to the Existing Public Debt, the Medium Term Notes, the Borrower’s senior unsecured $600,000,000 7.375% Notes due 2006, the Borrower’s $1,100,000,000 8.125% Notes due 2011 or the Borrower’s $900,000,000 9% Debentures due 2031 or (ii) any other indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, other than defaults or violations for which consents or waivers have been obtained or, solely with respect to any indenture, agreement or instrument described in clause (ii), which defaults or violations, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (d) will not give rise to a right under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets to require any payment to be made by any Loan Party or any of its Subsidiaries other than any payments contemplated to be made in connection with the Transactions, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, other than the Lien created pursuant to the Security Documents.

     Section 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 29, 2001, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the Fiscal Year ended September 28, 2002, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

     (b)     Since December 29, 2001, there has been no Material Adverse Change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

     Section 3.05. Properties. (a) Each Loan Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except as may be permitted pursuant to Section 6.01.

     (b)     Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental

Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries or that involve any Loan Document, the Transactions as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

     (b)     Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

     (c)     Since the date of delivery of the Disclosed Matters, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

     (d)     The representations and warranties set forth in subsections (a), (b) and (c) of this Section shall not be made on any date prior to the date of delivery of the Disclosed Matters (including the Effective Date, if the Effective Date shall fall on a date prior to the date of such delivery) and shall be made, in any event, on the date of delivery of the Disclosed Matters.

     Section 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

     Section 3.08. Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     Section 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books reserves as and to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $8,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $15,000,000 the fair market value of the assets of all such underfunded Plans.

     Section 3.11. Disclosure. The Borrower has disclosed to the Lenders and the Issuing Bank all agreements, instruments and corporate or other restrictions to its knowledge to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender or the Issuing Bank in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein.

     Section 3.12. Margin Stock. Not more than 25% of the consolidated assets of the Borrower consists of “margin stock” within the meaning of such term under Regulation U of the Board of Governors of the Federal Reserve System.

     Section 3.13. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

     Section 3.14. Subsidiaries. Schedule 3.14 sets forth all of the Subsidiaries of the Borrower at the Effective Date.

     Section 3.15. Solvency. As of the Effective Date and on the occasion of any Borrowing, the Borrower is Solvent.

ARTICLE 4
CONDITIONS TO FUNDING

     Section 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a)     The Administrative Agent shall have received from the Borrower, the Subsidiary Guarantors and the Majority Lenders under the Original Agreement either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b)     There shall be no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or to the knowledge of the Borrower threatened against or affecting the Borrower or any of its Subsidiaries or that involve the credit facility contemplated by this Agreement or this Agreement as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     (c)     On and as of the Effective Date (i) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct, and (ii) no Default or Event of Default shall have occurred and be continuing.

     (d)     The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Borrower, substantially in the form of Exhibit B-1 and (ii) of Linn Evans, substantially in the form of Exhibit B-2, and in each case covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the

Majority Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

     (e)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b), (c) and (d) of this Section.

     (f)     The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (g)     The Administrative Agent shall have received such other legal opinions, documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

     (h)     The Administrative Agent shall (i) have performed a collateral review of the Inventory of the Borrower and the Subsidiary Lien Grantors at the Borrower’s expense, (ii) have received evidence satisfactory to it that an inventory appraisal has been conducted by an independent inventory appraisal firm satisfactory to the Administrative Agent, at the Borrower’s expense and (iii) be reasonably satisfied in its sole discretion with the scope and results of such review and appraisal referred to in clauses (i) and (ii).

     With respect to any condition set forth in paragraph (c) of this Section, each Lender shall be deemed to have determined that such condition has been satisfied unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date that such Lender does not consider such condition to have been satisfied.

     The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to December 31, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     On the Effective Date, the Original Credit Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Amended and Restated Credit Agreement (including as further amended, modified, supplemented or restated from time to time); provided that the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Original Credit Agreement. The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

     Section 4.02. Initial Credit Event. The obligations of the Lenders to make Loans on the occasion of the initial Borrowing, and of the Issuing Bank to issue the first Letter of Credit hereunder (whichever is the first to occur), is subject to the satisfaction of the following conditions in addition to the conditions set forth in Section 4.03:

     (a)     The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate (as defined in the Security Agreement) and signed by a financial officer or other executive officer of the Borrower, together with all attachments contemplated thereby.

     (b)     The Administrative Agent shall have received the UCC searches referred to in Section 5.11, which UCC searches reflect the absence of Liens on the assets of the Lien Grantors other than such Liens as may be approved by the Administrative Agent in its sole discretion and other Liens permitted under Section 6.01.

     (c)     The Administrative Agent and all Lenders shall have received the Disclosed Matters on or prior to December 31, 2002 and the Administrative Agent, on behalf of the Majority Lenders, shall not have given written notice to the Borrower that such Disclosed Matters are not satisfactory to the Majority Lenders in their sole discretion.

     (d)     The Administrative Agent shall have received such legal opinions, documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Lien Grantors, the authorization of the Transactions and the perfection and attachment of security, all in form and substance satisfactory to the Administrative Agent.

     Section 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

     (a)     The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such

Letter of Credit, including, without limitation, the representations and warranties set forth in Sections 3.04 and 3.06 of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date.

     (b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (x) no Default or Event of Default shall have occurred and be continuing and (y) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the lesser of (A) total Commitments and (B) the Applicable Asset Coverage Amount applicable as of the date of such Borrowing or issuance, amendment, renewal or extension, as the case may be.

     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
AFFIRMATIVE COVENANTS

     Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed in full, the Borrower covenants and agrees with the Lenders that:

     Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

     (a)     within 105 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b)     within 60 days after the end of each of the first three fiscal quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c)     concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the financial covenants set forth in Sections 6.02, 6.07 and 6.08 and the baskets set forth in Section 6.06, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) calculating and certifying the Asset Coverage Amount as of the last day of such Fiscal Quarter or Fiscal Year for which such certificate is delivered, which certificate shall be in form and substance satisfactory to the Agent.

     (d)     concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

     (e)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed (excluding exhibits) by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

     (f)     (i) at least 90 days (subject to the parenthetical at the end of the second paragraph in Section 6.02(a) hereof) prior to entering into a Restricted Guaranty notice of its intent to do so, which notice shall set forth the terms of the Guaranteed Parent Indebtedness proposed to be Guaranteed pursuant to such Restricted Guaranty and (ii) on the date of granting of such Restricted Guaranty, a certificate of the chief financial officer or the chief accounting officer of the Parent, stating whether the Parent is in compliance with the covenants referred to in clause (2) of Section 6.02(a) and with respect to any such covenants that are financial covenants, setting forth reasonably detailed calculations of compliance therewith; and

     (g)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b), 5.01(d) or 5.01(e) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet (www.delhaize.com), at sec.gov/edaux/searches.htm, at the Borrower’s intralinks site (www.intralinks.com) or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to 5.01(c) and such notice or certificate shall themselves be deemed to have been delivered upon being posted to the Borrower’s intralinks site and (ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(a), 5.01(b), 5.01(d) or 5.01(e) to any Lender which requests such delivery.

     Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (a)     the occurrence of any Default;

     (b)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000 subsequent to the date hereof; and

     (d)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

     Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole except to that extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

     Section 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in adequate working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

     Section 5.06. Books and Records; Inspection and Appraisal Rights. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     (b)     The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and any representatives designated by it (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct collateral reviews and evaluations and appraisals of the assets included in the Applicable Asset Coverage Amount at any time and the Borrower’s computation of the Applicable Asset Coverage Amount, all at such reasonable times and as often as reasonably requested. The Company shall pay the documented fees and expenses of employees of the Administrative Agent

(including reasonable and customary internally allocated fees of such employees incurred in connection with periodic collateral evaluations and appraisals and internally allocated monitoring fees associated with the Administrative Agent’s “collateral agent services group” or similar body) or any representatives (including any inventory appraisal firm) retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Company shall only be required to pay fees and expenses incurred in connection with one such evaluation or appraisal per calendar year, in addition to any such evaluation or appraisal conducted while a Default has occurred and is continuing. The Administrative Agent shall provide, or make available, to each Lender a copy of any such evaluation or appraisal.

     Section 5.07. Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all material Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not be construed to prevent the Borrower or any such Subsidiary from contesting any of the same by appropriate proceedings.

     Section 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes of the Borrower and its Subsidiaries, including as credit support for the Borrower’s commercial paper programs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation U.

     Section 5.09. Change in Ratings. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in ratings established or deemed to have been established by Moody’s and S&P for any of its indebtedness for borrowed money, including, without limitation, the Index Debt or its senior, unsecured, short-term indebtedness for borrowed money (including, without limitation, commercial paper).

     Section 5.10. Additional Subsidiaries. Any Subsidiary may become a party hereto by signing and delivering to the Administrative Agent a Security Agreement Supplement whereupon such Subsidiary will become a “Subsidiary Guarantor” for purposes hereof.

     Section 5.11. Further Assurances. (a) The Borrower will, and will cause each other Loan Party to, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Majority Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

     (b)     Promptly after the Effective Date, the Borrower shall deliver to the Administrative Agent Uniform Commercial Code searches with respect to each Lien Grantor in the jurisdiction of its incorporation, and each jurisdiction where it conducts business and/or any of its assets are located (or deemed to be located).

     Section 5.12. Farmer’s Liens. (a) The Borrower will, and will cause each Subsidiary to, take any action and conduct its business in such a way that would reasonably be expected ensure that none of its Inventory, or any products or proceeds thereof, become subject to a Farmer’s Lien, including payment, not later than the date required for payment therein, of the amount of any outstanding invoices for the purchase of “perishable agricultural commodities” (as defined in PACA) which are required to be paid within 30 days of the Borrower’s acceptance of such commodities, unless the Borrowers has obtained from the seller of such commodities a waiver of its rights under PACA in form and substance acceptable to Administrative Agent; provided that in the event that any such invoice requires payment upon delivery, payment shall be made on such date of delivery.

     (b)     The Borrower shall pay, in the event that written notification other than on an invoice is received from any vendor of perishable agricultural commodities of its intent to enforce its rights under PACA, or to establish a federal statutory lien or trust under the Food Security Act, 7 U.S.C. §1631, the related invoice within one Business Day of receipt of such notice and shall notify the Administrative Agent of such receipt; provided, however, that such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced and is being diligently pursued or defended by the Borrower, (ii) the ability of the vendor to enforce any such liens or trusts has been stayed or otherwise legally prohibited during the pendency of such action and (iii) pursuant to the definition of “Inventory Reserves”, the Administrative Agent shall have increased or established an Inventory Reserve in an amount at least equal to the amount claimed to be due by such vendor under the relevant invoice (but without duplication of any reduction pursuant to paragraph (a) above).

     (c)     The Borrower will immediately notify the Administrative Agent if the Borrower receives (i) a notice under the Food Security Act of 1985 (7 U.S.C. §1631, et. seq.) or (ii) a notice to preserve the statutory trust under PACA.

ARTICLE 6
NEGATIVE COVENANTS

     Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed in full, the Borrower covenants and agrees with the Lenders that:

     Section 6.01. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

     (a)     Permitted Encumbrances;

     (b)     any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.01 or resulting from operating leases existing on January 26, 2000 being reclassified as Capitalized Leases in accordance with GAAP; provided that (i) such Lien shall not apply to any other property or asset (other than accessions, modifications and proceeds thereof) of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements (subject to Section 6.02) thereof that do not increase the outstanding principal amount thereof;

     (c)     any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary on or after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets (other than accessions, modifications and proceeds thereof) of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (d)     Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets (other than accessions, modifications and proceeds thereof) of the Borrower or any Subsidiary and extensions, renewals and replacements thereof (subject to Section 6.02) that do not increase the outstanding principal amount thereof;

     (e)     Liens created pursuant to the Security Documents; and

     (f)     Liens not otherwise permitted pursuant to this Section 6.01 (other than Liens on the Collateral) securing Indebtedness of the Borrower or any Subsidiary (not otherwise prohibited hereunder) in an aggregate principal amount at no time exceeding (i) $30,000,000 minus (ii) the aggregate principal amount of Indebtedness of Subsidiaries permitted solely by clause (e) of Section 6.02 outstanding at such time.

     Section 6.02. Indebtedness. (a) Limitations on Indebtedness of the Borrower. The Borrower will not incur, assume, become liable in respect of or suffer to exist any Indebtedness constituting a Restricted Guaranty except, to the extent otherwise permitted under Section 6.08 hereof, the Borrower may Guarantee any Indebtedness of the Parent, so long as (1) prior to or simultaneously with the granting of such Guaranty, Parent shall have guaranteed all Indebtedness under this Agreement on terms and conditions acceptable to the Majority Lenders, (2) immediately after giving effect to the granting of any such Guaranty, the Parent and its Consolidated Subsidiaries shall be in compliance with certain financial, affirmative and negative covenants to be agreed upon by Parent and the Majority Lenders in good faith. Such financial covenants shall include, in any event, compliance with a leverage covenant and a fixed charges coverage covenant, in each case with levels to be agreed upon by Parent and the Majority Lenders in good faith, and (3) after giving effect to the granting of any such Guaranty, the rating of the Index Debt is not lowered by either S&P or Moody’s.

     In connection with each proposed Restricted Guaranty, the Borrower will provide the notice and certificate set forth in Section 5.01(f) with respect thereto and, concurrently therewith, will provide such notice to S&P and Moody’s, together with any additional information requested by S&P or Moody’s. The Borrower will not enter into such Restricted Guaranty for a period of at least 90 days after such notice and certificate have been delivered to the Administrative Agent, S&P and Moody’s (or, if earlier, the date on which each of S&P and Moody’s shall have reaffirmed the rating of the Index Debt, after giving effect to the granting of such Restricted Guaranty).

     (b)     Limitations on Indebtedness of Subsidiaries. The Borrower will not permit any Subsidiary to create, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except any Indebtedness that is listed in one of the clauses below and is otherwise permitted under Section 6.08 hereof:

(1) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted under Section 6.01(b);

(2) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted under Section 6.01(c) in an aggregate principal amount not to exceed $140,000,000, (ii) Indebtedness (other than Indebtedness permitted by clause (i)) consisting of Capital Lease Obligations and (iii) Indebtedness of Bel-Thai Supermarket Company Ltd. in an aggregate principal amount not exceeding $60,000,000;

(3) Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary;

(4) Indebtedness of any Subsidiary Guarantor consisting of its Subsidiary Guaranty;

(5) Indebtedness of any Subsidiary Guarantor constituting a Guaranty of the Borrower’s senior unsecured $600,000,000 7.375% Notes due 2006, $1,100,000,000 8.125% Notes due 2011 and $900,000,000 9% Debentures due 2031; and

(6) additional Indebtedness of the Subsidiaries in an aggregate principal amount (for all Subsidiaries) at no time exceeding (i) $30,000,000 minus (ii) the aggregate principal amount of Indebtedness secured by Liens permitted solely by clause (e) of Section 6.01 outstanding at such time;

     provided that at any date the aggregate amount of Capital Lease Obligations of all Subsidiaries (other than any such Capital Lease Obligations incurred in reliance on clause (2)(i) of subsection (b)) and the aggregate amount of Capital Lease Obligations of the Borrower will not exceed $1,000,000,000.

     Section 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Borrower may merge into any other Person in a transaction in which the Borrower is the surviving corporation, (ii)

any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any Subsidiary Guarantor is a party to such merger, the surviving entity shall agree to be a “Subsidiary Guarantor” hereunder and a “Lien Grantor” under the Security Agreement and be bound by the provisions of the Loan Documents), (iv) (x) any Subsidiary may merge into any other Person in a transaction in which the surviving entity is a Subsidiary (and, if any Subsidiary Guarantor is a party to such merger, the surviving entity shall agree to be a “Subsidiary Guarantor” hereunder and a “Lien Grantor” under the Security Agreement and be bound by the provisions of the Loan Documents) or (y) any Subsidiary (other than any Subsidiary Guarantor) may merge into any other Person in a transaction permitted by Section 6.09 and in which the surviving Person is not a Subsidiary; (v) subject to the last sentence of this subsection (a), any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary or in a transaction not constituting all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole and which is permitted by Section 6.09 and (vi) any Subsidiary (other than a Subsidiary Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. In addition to the requirements set forth in the immediately preceding sentence, the Borrower will not permit any Subsidiary Guarantor to sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to any Person except to (1) the Borrower, (2) an entity that is a Subsidiary prior to such sale, lease, transfer or other disposition or (3) any other Person in a transaction not constituting a sale, lease, transfer or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole, and in which the surviving entity is a Subsidiary so long as, in the case of clauses (2) or (3), such Subsidiary or other Person shall agree to be a “Subsidiary Guarantor” hereunder and a “Lien Grantor” under the Security Agreement and be bound by the provisions of the Loan Documents.

     (b)     The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.

     Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements. (a) The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, otherwise provide any credit support to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(i) Cash Equivalents;

(ii) extensions of trade credit in the ordinary course of business;

(iii) investments arising from the settlement of debts or as a result of bankruptcy or insolvency proceedings or as a result of enforcement proceedings;

(iv) investments of the Borrower and the Subsidiaries existing on the date hereof;

(v) (A) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries and (B) investments by the Borrower or any Subsidiary consisting solely of the creation of one or more new Subsidiaries (it being understood that the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit shall not be permitted by this clause (v)(B));

(vi) loans, advances and other investments made by the Borrower to or in any Subsidiary and made by any Subsidiary to or in the Borrower or any other Subsidiary;

(vii) (x) Guarantees by the Borrower or any of its Subsidiaries of any Debt or Indebtedness of any Person (other than the Parent or any other entity through which the Parent holds any Capital Stock of the Borrower), so long as (1) in the case of any Debt, such Debt and Guarantee would be permitted under Section 6.08 and (2) in the case of any Indebtedness, such Indebtedness is permitted under Section 6.02 and (y) Restricted Guarantees permitted under Section 6.02;

(viii) acquisitions of a Person or the assets of a Person constituting a business unit in the same line of business conducted by the Borrower on the date hereof in an aggregate amount not to exceed $600,000,000 over the term of this Agreement; provided that acquisitions of equity interests in a Person which do not result in such Person constituting a Subsidiary shall not exceed an aggregate amount of $200,000,000;

(ix) purchase of common stock or ADRs of the Parent, solely for the purpose of providing such stock or ADRs as compensation to employees of the Borrower and its Subsidiaries pursuant to compensation plans of the Borrower in the ordinary course of business; and

(x) investments not otherwise permitted pursuant to this Section 6.04(a) in an aggregate amount not to exceed $20,000,000 at any time outstanding.

     (b)     The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than (i) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (ii) Hedging Agreements constituting “treasury-locks” or similar hedging arrangements entered into by the Borrower in anticipation of an issuance of Debt by the Borrower pursuant to a capital markets transaction.

     Section 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, and (c) the granting by the Borrower of Restricted Guarantees permitted under Section 6.02.

     Section 6.06. Restricted Equity Payments; Restricted Debt Payments. (a) The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Equity Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) any Subsidiary may declare and pay dividends with respect to its capital stock, (iii) the Borrower may declare or make Restricted Equity Payments not permitted by the foregoing clauses so long as, (x) after giving effect to any Restricted Equity Payment made in reliance on this clause (iii), the aggregate amount of all Restricted Equity Payments made in any Fiscal Year does not exceed 10% of Consolidated EBITDA for the immediately preceding Fiscal Year and (y) after declaring any Restricted Equity Payment in reliance on this clause

(iii), the aggregate amount of all Restricted Equity Payments declared in any Fiscal Year does not exceed 10% of Consolidated EBITDA for such Fiscal Year.

     (b)     The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Debt Payment, or incur any obligation (contingent or otherwise) to do so, except (i) payments of Debt created under the Loan Documents, (ii) payments of regularly scheduled interest and principal payments as and when due in respect of any Debt, (iii) payments of secured Debt that become due as a result of the voluntary sale or transfer of the property securing such Debt, (iv) payment of intercompany debt owed by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor and (v) Restricted Debt Payments not permitted by the foregoing clauses so long as, after giving effect to any Restricted Debt Payment made in reliance on this clause (v) and any Restricted Equity Payments made in reliance of Section 6.06(a)(iii), (x) the total amount of Revolving Credit Exposures does not exceed 25% of the total Commitments at such time and (y) the Borrower shall have unencumbered cash and cash equivalents (other than proceeds of the Loans) in an aggregate amount of at least $200,000,000.

     Section 6.07. Fixed Charges Coverage. At the end of each Fiscal Quarter set forth below, the ratio of (i) Consolidated EBITDAR for the period of four Fiscal Quarters then ended to (ii) Consolidated Fixed Charges for such period, shall not have been less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Ratio

Last day of fourth fiscal quarter 2002- day immediately preceding last day of fourth fiscal quarter 2003	2.15:1

Last day of fourth fiscal quarter 2003-Maturity Date	2.25:1

     Section 6.08. Ratio of Consolidated Adjusted Debt to Consolidated EBITDAR. At no date on or after the last day of the fourth fiscal quarter of 2002 will the ratio of (i) Consolidated Adjusted Debt at such date to (ii) Consolidated EBITDAR for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date exceed 4.25:1.

     Section 6.09. Limitation on Sales of Assets. The Borrower will not, nor will it permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment, except:

     (a)     the sale or other disposition of obsolete, surplus or worn out property in the ordinary course of business;

     (b)     the sale of inventory in the ordinary course of business;

     (c)     as permitted by Section 6.03(a);

     (d)     sales of assets in a single transaction or in a series of related transactions the aggregate book value of which is not greater than $25,000,000 in any one such transaction or series of related transactions; provided that if, within 180 days of any such assets sales, the Borrower or any Subsidiary acquires similar assets having a use similar to and a fair market value at least equal to the assets sold, then the value of the assets sold shall not be included in calculating future assets sales permitted under this Section 6.09;

     (e)     dispositions and discontinuances of a business line or segment not otherwise permitted pursuant to this Section 6.09, provided that the aggregate assets to be so disposed of or the aggregate assets utilized in a business line or segment to be so discontinued (in a single transaction or in a series of related transactions), when combined with all other assets disposed of (including, without limitation, pursuant to a sale and leaseback transaction) and all other assets utilized in all other business lines or segments discontinued, during the period from the date of this Agreement through and including the date of any such disposition or discontinuation would not exceed 5% of Consolidated Total Assets as determined by reference to the Borrower’s most recently audited financial statements provided to the Administrative Agent and the Lenders pursuant to Section 5.01(a) and provided, further that if, within 180 days of the sale of any assets, the Borrower or any Subsidiary acquires similar assets having a use similar to and a fair market value at least equal to the assets so sold, then the value of the assets sold shall not be included in calculating future assets permitted to be sold under this Section 6.09; and

     (f)     conveyances, sales, leases, assignments, transfers or other dispositions of assets from the Borrower to a wholly owned Subsidiary (including without limitation pursuant to the Reorganization), from a Subsidiary to the Borrower or from a Subsidiary to a wholly owned Subsidiary.

     Section 6.10. Restrictions Affecting Subsidiaries; Negative Pledge. (a) The Borrower will not, and will not permit any of its Subsidiaries to, enter into, be bound by or suffer to exist any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions or pay any Debt or Indebtedness owed to the Borrower or any Subsidiary, (ii) make loans or advances to the Borrower or any Subsidiary, (iii) transfer any of its properties or assets to the Borrower or any Subsidiary, (iv) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, (v) Guarantee any Debt or Indebtedness of the Borrower or another Subsidiary or (vi) suffer to exist any Lien on capital stock or other equity interests issued by it; except for any such encumbrance or restriction existing under or by reason of (A) any agreement in effect on the Effective Date as any such agreement is in effect on such date, (B) this Agreement, (C) any agreement with respect to Indebtedness of any Subsidiary permitted to be incurred under Section 6.02(b)(2) or Section 6.02(b)(6) or secured by a Lien permitted to be incurred under Section 6.01(d) and provided such encumbrance or restriction shall not apply to any assets of the Borrower or its Subsidiaries other than the assets of such Subsidiary subject to such Lien, (D) any agreement binding upon such Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower and outstanding on such date and provided such encumbrance or restriction shall not apply to any assets of the Borrower or its Subsidiaries other than such Subsidiary, (E) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Subsidiary, (F) applicable law, (G) licenses or other agreements, including with respect to property, in the ordinary course of business consistent with prior practice and (H) any agreement binding upon such Subsidiary so long as such encumbrance or restriction is no more restrictive than those contained in this Agreement.

     (b)     The Borrower will not enter into, be bound by or suffer to exist any encumbrance or restriction on the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for any such encumbrance or restriction existing under or by reason of (i) any agreement in effect on the Effective Date as any such agreement is in effect on such date, (ii) any agreement with respect to Indebtedness permitted to be incurred under the Loan Documents, so long as such encumbrance or restriction is no more restrictive than encumbrances or restrictions existing under or by reason of agreements described in clause (i), (iii) this Agreement, (iv) any agreement with respect to Indebtedness secured by a Lien permitted to be incurred under Section 6.01(d) and provided such encumbrance or restriction shall not apply to any assets of the Borrower or its Subsidiaries other than the assets of such Subsidiary subject to such Lien, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Subsidiary, (vi) applicable law, and (vii) licenses or other agreements, including with respect to property, in the ordinary course of business consistent with prior practice.

     Section 6.11. Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio on the last day of any fiscal quarter to be less than 2:1. For the purpose of this Section 6.11, “Asset Coverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) the excess of (x) Inventory Value of Eligible Inventory as of such day over (y) Inventory Reserves on such date to (b) the aggregate Revolving Credit Exposure of all Lenders on such day.

ARTICLE 7
EVENTS OF DEFAULT

     Section 7.01. Events of Default.

     If any of the following events (“Events of Default”) shall occur:

     (a)     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b)     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

     (c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof, or in any report, certificate, financial statement or other document delivered pursuant to any Loan Document or any amendment or modification thereof, shall prove to have been incorrect in any material way when made or deemed made;

     (d)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article 6;

     (e)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

     (f)     the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

     (g)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or their respective debts, or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i)     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against either of them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j)     the Borrower or any Subsidiary shall become unable, or admit in writing or fail generally, to pay their respective debts as they become due;

     (k)     one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, bonded or vacated, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

     (l)     an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

     (m)     a Change in Control shall occur;

     (n)     Any Subsidiary Guarantee shall cease to be enforceable, or any Subsidiary Guarantor or any of its Affiliates shall so assert in writing;

     (o)     the Parent (or any other entity through which the Parent holds any capital stock of the Borrower) shall Guarantee any Indebtedness or other obligation of the Borrower or any of its Subsidiaries (other than Indebtedness incurred under this Agreement), unless prior to or contemporaneously therewith, Parent shall have guaranteed all Indebtedness under this Agreement on terms and conditions acceptable to the Majority Lenders; or

     (p)     any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any Subsidiary Lien Grantor not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

     then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent under the Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent under the Loan Documents.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV of this Agreement or elsewhere therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right (so long as no Default has occurred and is continuing with consent of the Borrower which consent shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE 9
MISCELLANEOUS

     Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a)     if to the Borrower or to any Subsidiary Guarantor, to it at 2110 Executive Drive, Salisbury, North Carolina 28145-1330, Attention of Richard James, Treasurer and Vice President of Finance (Telecopy No. 704-636-5024);

     (b)     if to the Administrative Agent, to it at JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Road, 10th Floor, Houston, Texas 77002, Attention of Vikki Toler (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Teri Streusand (Telecopy No. (212) 270-6637);

     (c)     if to the Issuing Bank, to it at the address most recently notified to the Borrower and the Administrative Agent by such Issuing Bank.

     (d)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender or the Issuing Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Issuing Banks under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of any Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

     (b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except as contemplated by Section 5.10 or in the definitions of “Asset Coverage Amount”, “Eligible Inventory”, “Inventory Reserve” and “Inventory Value” or pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any LC Disbursement or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) release any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee without the consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

     (c)     None of the Security Documents nor any provision thereof may be waived, amended or modified except in accordance with the terms thereof.

     Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender or the

Issuing Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or the Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof including, without limitation, actions in connection with this Agreement or the Loans or the Letters of Credit, arising, occurring or continuing subsequent to the Maturity Date (other than any such expenses directly related to a court enforcement action in which the Borrower prevails on the merits in a final and nonappealable judgment).

     (b)     The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or any Letter of Credit or the use thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

     (d)     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

     (e)     All amounts due under this Section shall be payable promptly after written demand therefor.

     Section 9.04. Successors and Assigns. (a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders and the Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)     Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and the LC Disbursements at the time owing to it and the participations in Letters of Credit at the time held by it); provided that (i)except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrower and the Administrative Agent and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article 7 has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement other than Section 9.12 (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and subject to 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

     (c)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender and the Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

     (d)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (e)     Any Lender may, without the consent of the Borrower, the Issuing Bank or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and the LC Disbursements owing to it and the participations in Letters of Credit at the time held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

     (f)     A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

     (g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any promissory note issued pursuant hereto to such Lender to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (h)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04 any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of each SPC that holds any Loans at the time of such proposed amendment.

     Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, and the issuance, amendment, renewal or extension of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan and any LC Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.13, 2.14, 2.15, 9.03 and 9.12 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination or expiration of all Letters of Credit, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

     Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     Section 9.09. Governing Law; Jurisdiction; Consent of Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b)     Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

     (c)     Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under any Loan Document, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the

Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Loan Party. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Borrower, its Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or LC Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or the Issuing Bank, as the case may be, holding such Loan or LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan or LC Disbursement hereunder, as the case may be, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement, as the case may be, but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or the Issuing Bank, as the case may be, in respect of other Loans or LC Disbursements or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or the Issuing Bank, as the case may be.

ARTICLE 10
THE SUBSIDIARY GUARANTEES

     Section 10.01. The Subsidiary Guarantees. Each Subsidiary Guarantor jointly and severally hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of its Guaranteed Obligations. Upon failure by the Borrower to pay punctually any Guaranteed Obligation, each Subsidiary Guarantor agrees that it shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other relevant Loan Document, as the case may be.

     Section 10.02. Guarantees Unconditional. The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Loan Party or any other Person under any Loan Document, by operation of law or otherwise, (ii) any modification or amendment of or supplement to this Agreement or any other Loan Document, (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, such Subsidiary Guarantor, any other Loan Party or any other Person under any Loan Document, (iv) any change in the corporate existence, structure or ownership of the Borrower, such Subsidiary Guarantor, any other Loan Party or any other Person or any of their respective Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, such Subsidiary Guarantor, any other Loan Party or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, such Subsidiary Guarantor, any other Subsidiary Guarantor or any other Person contained in any Loan Document, (v) the existence of any claim, set-off or other rights which such Subsidiary Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender, the Issuing Bank, any other Subsidiary Guarantor or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any invalidity or unenforceability relating to or against the Borrower, any other Loan Party or any other Person for any reason of this Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, of the principal or the interest or any other amount payable by the Borrower under any Loan Document or (vii) any other act or omission to act or delay of any kind by the Borrower, any other Loan Party, the Administrative Agent, any Lender, the Issuing Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to obligations of such Subsidiary Guarantor hereunder.

     Section 10.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Instances. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the repayment in full of all Guaranteed Obligations, the termination of the Commitments and the termination or expiration of all Letters of Credit. If at any time any payment of Guaranteed Obligations payable by the Borrower is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect thereto shall be reinstated as though such payment had been due but not made at such time. At any time prior to the termination of each Subsidiary Guarantor’s obligations hereunder, in accordance with the immediately preceding sentence, the Administrative Agent may release such Subsidiary Guarantor from its obligations hereunder in accordance with Section 9.02(b) of this Agreement.

     Section 10.04. Waiver By Each Subsidiary Guarantor. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against the Borrower, any other Loan Party or any other Person.

     Section 10.05. Subrogation and Contribution. (a) Upon making any payment with respect to the Borrower hereunder, each Subsidiary Guarantor that has made such payment shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that no Subsidiary Guarantor shall not enforce any payment by way of subrogation until the repayment in full of all Guaranteed Obligations and the termination of the Commitments and the termination or expiration of all Letters of Credit.

     (b)     Each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor (the “Claiming Guarantor”) on account of the Contributing Guarantor’s Guaranteed Obligations under this Agreement or assets of such Claiming Guarantor shall be sold pursuant to any Security Document to satisfy a claim, in whole or in part, of any Secured Party, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10, the date of the Security Agreement Supplement hereto executed and delivered by such Guarantor).

     Section 10.06. Stay Of Acceleration. In the event that acceleration of the time for payment of any Guaranteed Obligation is stayed upon insolvency or receivership of the Borrower or otherwise, all such Guaranteed Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by each Subsidiary Guarantor hereunder forthwith on demand.

     Section 10.07. Limit Of Liability. The obligations of each Subsidiary Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under

Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

DELHAIZE AMERICA, INC.

By: /s/ Richard James Title: Treasurer

JPMORGAN CHASE BANK, as Lender, Administrative Agent, and Issuing Bank

By: /s/ Teri Streusand Title: Vice President

SUBSIDIARY GUARANTORS:

FOOD LION, LLC

By: /s/ Richard Anicetti Title: President

KASH N’ KARRY FOOD STORES, INC.

By: /s/ G. Linn Evans Title: Secretary

HANNAFORD BROS. CO.

By: /s/ Ronald C. Hodge Title: President

BONEY WILSON & SONS, INC.

By: /s/ Ronald C. Hodge Title: President

FL FOOD LION, INC.

By: /s/ Richard Anicetti Title: President

HANNAFORD PROCUREMENT CORP.

By: /s/ Ronald C. Hodge Title: President

HANNBRO COMPANY

By: /s/ Ronald C. Hodge Title: Vice President

MARTIN’S FOODS OF SOUTH BURLINGTON, INC.

By: /s/ Ronald C. Hodge Title: President

RISK MANAGEMENT SERVICES, INC.

By: /s/ Dewey Preslar Title: President

SHOP ‘N SAVE-MASS., INC.

By: /s/ Ronald C. Hodge Title: President

LENDERS:

COBANK, ACB

By: /s/ S. Richard Dill Title: Vice President

MIZUHO CORPORATE BANK

By: /s/ Koichi Hasegawa Title: Deputy General Manager

WACHOVIA BANK, N.A.

By: /s/ David Corts Title: Director

FORTIS CAPITAL CORP.

By: /s/ E. Matthews Title: Senior Vice President

By: /s/ Karel Louman Title: Chief Executive Officer

CITIBANK, N.A.

By: /s/ Charles C. Philip Title: Managing Director and Vice President

THE BANK OF NEW YORK

By: /s/ David C. Judge Title: Senior Vice President

CREDIT AGRICOLE INDOSUEZ

By: /s/ Gerard M. Russell Title: Vice President, Manager

By: /s/ Larry Materi Title: Vice President

BNP PARIBAS (HOUSTON AGENCY)

By: /s/ David Schad Title: Managing Director

By: /s/ Jeff Tebeaux Title: Associate

DEUTSCHE BANK AG (BRUSSELS BRANCH)

By: /s/ Denis Knaepen Title: Director

By: /s/ Thierry Mathieu Title: Assistant Vice President

ING CAPITAL LLC

By: /s/ Brad Pollard Title: Vice President

SUNTRUST BANK, ATLANTA

By: /s/ Stephen Derby Title: Director

JPMORGAN CHASE BANK

By: /s/ Teri Streusand Title: Vice President

BANK OF AMERICA, N.A.

By: /s/ Dan M. Killian Title: Managing Director

BNP PARIBAS (BELGIUM BRANCH)

By: /s/ André Boulanger Title: General Manager

BRANCH BANKING & TRUST COMPANY

By: /s/ Cory Boyte Title: Senior Vice President

BANCA DI ROMA – NEW YORK BRANCH

By: /s/ C. Strike Title: Vice President

By: /s/ A. Voller Title: Exec. Vice President

DEXIA BANK S.A.

By:__________________ Name: Title:

FLEET NATIONAL BANK

By: /s/ Thomas J. Bullard Title: Managing Director

CCF S.A. BRUSSELS BRANCH

By: /s/ Chantal Peters Title: Directeur

By: /s/ Bernard de Bellefroid Title: Directeur Général

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL,” NEW YORK BRANCH

By: /s/ Theodore W. Cox Title: Executive Director

By: /s/ Ian Reece Title: Managing Director

GE CAPITAL CORPORATION

By: /s/ Robert M. Kadlick Title: Duly Authorized Signatory

UNION BANK OF CALIFORNIA, N.A.

By: /s/ J. Scott Jessup Title: Vice President

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By: /s/ Spencer Hughes Title: Vice President